Exhibit (d)-(15)

FIRST OFFER ACCEPTANCE NOTICE

GS CAR RENTAL HK PARALLEL LIMITED

Level 28, Three Pacific Place

1 Queen’s Road East

Hong Kong

Fax: +852 2978-0440

and

GS CAR RENTAL HK LIMITED

Level 28, Three Pacific Place

1 Queen’s Road East

Hong Kong

Fax: +852 2978-0440

April 27, 2018

Re: First Offer Acceptance Notice

Dear Sirs,

Reference is made to the Third Amended and Restated Investors’ Rights Agreement, dated December 11, 2013 (the “Rights Agreement”) by and among eHi Auto Services Limited (the “Company”), Mr. Ruiping Zhang and the Investors defined therein. Terms used but not otherwise defined in this letter shall have the same meaning as in the Rights Agreement.

Pursuant to Section 3.7(b) of the Rights Agreement, for a period of ten (10) days after the date on which we receive your First Offer Notice, dated as of April 25, 2018 (the “First Offer Notice”), we shall have the right to purchase all, but not less than all of the 9,081,665 Class B Common Shares, par value US$0.001 per share, of the Company offered in the First Offer Notice (the "Offered Shares”).

In response to the First Offer Notice, we hereby exercise our Right of First Offer Right and agree to purchase all of the Offered Shares in such mutually acceptable structure (including a sale of the shares of the GS Sellers or their Affiliates) at a purchase price of no less than US$7.25 per share (equivalent to a price of US$14.50 per American depositary share (“ADS”) of the Company), as may be retroactively adjusted post-closing to reflect the difference between (i) the higher price per common share (or the equivalent price per ADS) (A) paid by us (or a consortium of which we are a member, becomes a member, or are affiliated to a member) to any other holder of the outstanding common shares or ADS of the Company either via a direct or indirect sale, or (B) paid to us by one or more members of the a consortium that has submitted a go-private proposal to the Company during the Top Up Period as defined in the First Offer Notice and (ii) US$7.25 (equivalent to a price of US$14.50 per ADS) and under substantially the same terms and conditions as set out in the First Offer Notice, subject to finalization and execution of definitive transaction documents, provided that you agree to use commercially reasonable efforts to preserve the high-voting status of Offered Shares beneficially owned by you in connection with our purchase of the Offered Shares.

Yours faithfully,

For and on behalf of
Ctrip Investment Holding Ltd.

/s/ Cindy Xiaofan Wang
Name: Cindy Xiaofan Wang
Title: Director